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                                                                  EXHIBIT 4.3




                          SIZZLER INTERNATIONAL, INC.
                  STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS
                      (As Amended Through August 20, 1997)


SECTION 1.  Purpose of Plan.

               The purpose of this Stock Option Plan for Non-Employee Directors (the "Plan") of Sizzler International, Inc., a Delaware corporation (the "Company"), is to provide present and prospective directors of the Company who are not employed by the Company with the opportunity to obtain equity ownership interests in the Company through the exercise of options (the "Options") to purchase shares of Common Stock, par value $.01 per share, of the Company (the "Common Shares") in accordance with this Plan. The options granted hereunder are not intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), as Incentive Stock Options.

SECTION 2.  Persons Eligible Under Plan.

               Participation in this Plan is limited to non-employee directors. A non-employee (referred to herein as a "Director") is a director of the Company who, at the time stock options are granted to him or her under the Plan, is not an employee of the Company or of any subsidiary of the Company. Directors who are the recipients of Options are sometimes referred to herein as "Optionees."

SECTION 3.  Administration.

               This Plan shall be administered by the Board of Directors (the "Board") of the Company. The grant of Options under this Plan and the amount, price and nature of the awards shall be automatic as described in Section 4. However, subject to the provisions of this Plan, the Board, in its sole and absolute discretion, is authorized to do all things necessary or desirable in connection with the administration of this Plan, including, without limitation, the following:

               (i) subject to Section 8, adopt amend and rescind rules and regulations relating to this Plan;

               (ii) determine whether, and the extent to which, adjustments are required pursuant to Section 7 hereof; and

               (iii) interpret and construe this Plan and the terms and conditions of any Option granted hereunder.

SECTION 4.  Terms and Conditions of Options.

               (a) Amount, Exercise Price and Exercisability of Automatic Annual Grants. Each Director shall automatically be granted, on such Director's Election Date (as defined below), an Option to purchase Common Shares. If the Director's Election Date is the date of an Annual Meeting, the number of Common Shares that shall be subject to the Option shall be 2,000. If the Director's Election Date is other than the date of an Annual Meeting, the number of

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Common Shares subject to the Option shall be 1,000. In addition, each Director shall automatically be granted, on the date of each Annual Meeting (as defined below) following his or her Election Date, an Option to purchase 2,000 Common Shares (provided, however, that no Director shall be entitled to receive any Option under this Plan in respect of any Annual Meeting immediately after which he or she has ceased to be a Director). In the event that no Annual Meeting is held during a given fiscal year, each Director entitled under this Plan to have received an Option if an Annual Meeting had been held shall automatically be deemed to have been granted, on the anniversary date of the immediately preceding Annual Meeting, the Option to which such Director would have been entitled. The exercise price for each Option granted pursuant to this Section 4(a) shall be the Fair Market Value (as defined below) of the Common Shares at the close of business on the date preceding the Date of Grant. An Option granted under this Section 4(a) shall vest and become exercisable on the date of the Annual Meeting following the Date of Grant of such Option, provided, however, that the Optionee shall have continued to serve as a Director until that date. In the event that no Annual Meeting is held during a given fiscal year, any Options that would have vested and become exercisable on the date of the Annual Meeting in that year shall be deemed to have vested and to have become exercisable on the anniversary date of the immediately preceding Annual Meeting. All Options granted pursuant to this Section 4(a) shall be subject to adjustment as provided in Section 7 of this Plan.


               (b) Amount, Exercise Price and Exercisability of Automatic Grants to Designated Committee Members. Each Director that is a member of a Designated Committee shall, in lieu of attendance or other cash fees from the Company for participation on such Committee, automatically be granted, on the date of each meeting of the Designated Committee attended by such Director, a Discount Option to purchase 1,000 Common Shares. The exercise price for each Discount Option granted pursuant to this Section 4(b) shall be an amount equal to the difference between (i) the Fair Market Value (as defined below) of the Common Shares at the close of business on the date preceding the Date of Grant and (ii) Two Dollars ($2.00), but not less than the par value of the Common Shares. An Option granted under this Section 4(a) shall vest and become exercisable immediately upon the Date of Grant of such Option. All Options granted pursuant to this Section 4(b) shall be subject to adjustment as provided in Section 7 of this Plan.


               (c) Definitions. For purposes of this Section and this Plan, the following terms shall have the following definitions:

               "Annual Meeting" shall mean the Company's annual meeting of stockholders.

               "Date of Grant" shall mean any date on which this Plan calls for a Director to be granted an Option.

               "Designated Committee" shall mean any committee of the Board that has been designated by resolution of the Board as (a) demanding an extraordinary commitment of time, attention and efforts by its members and (b) whose members, by participating thereon, agree to forego any attendance or other cash fee for participating on the committee.

               "Discount Option" shall mean an Option granted under this Plan that has an exercise price less than the aggregate Fair Market Value of the Common Shares subject to such Option on the Date of Grant of such Option, but not less than the aggregate par value of the Option Shares.

               "Election Date" shall mean, with respect to any Director, the date that such Director was initially appointed or elected to the Board, whether at an Annual Meeting or otherwise.

               "Fair Market Value" of a Common Share on any day shall be equal to the last sale price, regular way, per Common Share or in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed on the New York Stock Exchange.



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               (d) Manner of Exercise. Any vested and exercisable Option shall be exercised by the holder thereof by giving written notice, signed by such holder, to the Company stating the number of Common Shares with respect to which the Option is being exercised, accompanied by payment in full of the aggregate Exercise Price in cash or by check payable to the Company. No Option may be exercised with respect to any fractional share; cash shall be paid in lieu of fractional shares. As promptly as practicable following the receipt of a notice hereunder, the Company shall issue a stock certificate registered in the name of the Optionee exercising such Option, representing the number of Common Shares issued to such Optionee upon exercise of the Option.

               (e) Termination or Expiration. Each Option shall expire on the earlier of the tenth anniversary of the Date of Grant or six months after the date the Optionee ceases to be a director of the Company.

               (f) Transferability. Neither the Option nor any interest therein may be sold, assigned, conveyed, gifted, pledged, hypothecated or otherwise transferred in any manner other than by will or the laws of descent and distribution. During the recipient's lifetime, an Option may only be exercised by the Optionee or the Optionee's guardian, or legal representative.

               (g) Payment of Withholding Taxes. If the Company is obligated by law to withhold an amount on account of any federal, state or local tax imposed as a result of the exercise of the Option (such amount shall be referred to herein as the "Withholding Liability"), the Optionee shall, on the first date upon which the Company becomes obligated to pay the Withholding Liability to the appropriate taxing authority, pay the Withholding Liability to the Company in full in cash or by check.

               (h) Stock Exchange Requirements and Compliance with Laws. Notwithstanding anything to the contrary in this Plan, no Common Shares purchased upon exercise of an Option, and no certificate representing all or any part of such shares, shall be issued or delivered if (a) such shares have not been admitted to listing upon official notice of issuance on each stock exchange upon which shares of that class are then listed or (b) in the opinion of counsel to the Company, such issuance or delivery would cause the Company to be in violation of or to incur liability under any federal, state or other securities law, or any requirements of any stock exchange listing agreement to which the Company is a party, or any other requirement of law or of any administrative or regulatory body having jurisdiction over the Company. It is the Company's intent that this Plan comply in all respects with Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Act"), and any regulations promulgated thereunder. If any provision of this Plan is later found not to be in compliance with Rule 16b-3, such provision shall be deemed null and void. All grants and exercise of Options under this Plan shall be executed in accordance with the requirements of Section 16 of the Act, as amended, and any regulations promulgated thereunder.

               (i) Stock Option Agreement. Each grant of an Option under this Plan shall be evidenced by an agreement duly executed on behalf of the Company and the Optionee, dated as of the applicable date of the grant. Each such agreement shall set forth the number of Common Shares subject to the Option, the Exercise Price and the date upon which the Option, the Exercise Price and the date upon which the Option becomes exercisable and shall incorporate by reference the terms and conditions of this Plan.



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SECTION 5. Stock Subject to Plan.

               (a) The maximum number of Common Shares that may be issued pursuant to all Options granted under this Plan is 100,000, subject to adjustment as provided in Section 7 hereof (such maximum number, as so adjusted, shall be referred to herein as the "Share Limitation").

               (b) Notwithstanding Section 4(a) of this Plan, no Option shall be granted under this Plan unless, on the date of grant, the sum of (i) the maximum number of Common Shares issuable at any time pursuant to such Option plus (ii) the number of Common Shares that have previously been issued pursuant to the exercise of Options granted under this Plan, plus (iii) the maximum number of Common Shares that may be issued at any time thereafter pursuant to the exercise of Options granted under this Plan that are outstanding on such date, does not exceed the Share Limitation.

SECTION 6. Duration of Plan.

               (a) No Options shall be granted under this Plan after June 17, 2002. Although Common Shares may be issued after June 17, 2002 pursuant to Options granted prior to such date, no Common Shares shall be issued under this Plan after June 17, 2012.

SECTION 7. Adjustments for Changes in Capitalization.

               If the outstanding securities of the class then subject to this Plan are increased, decreased, changed into or exchanged for a different number or kind of shares of the Company through reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split, upon proper authorization of the Board of Directors, an appropriate and proportionate adjustment shall be made in (a) the number and type of shares or other securities or cash or other property that may be acquired pursuant to Options theretofore granted under this Plan and (b) the maximum number and type of shares or other securities that may be issued pursuant to Options thereafter granted under this Plan.

SECTION 8. Amendment and Termination of Plan.

               The Board may amend or terminate this Plan at any time and in any manner. However, (a) no such amendment or termination shall deprive the recipient of any Option theretofore granted under this Plan, without the consent of such recipient, of any of his or her rights thereunder or with respect thereto, (b) no such amendment shall be effective without the approval of the stockholders of the Company, if stockholder approval of the amendment is then required pursuant to Rule 16b-3 under the Act, or the applicable rules of any securities exchange, and (c) to the extent prohibited by Rule 16b-3(c)(2)(ii)B under the Act, this Plan may not be amended more than once every six months.

SECTION 9. Effective Date of Plan.

               This Plan shall be effective as of June 17, 1992, the date upon which it was approved by the Board; provided, however, that no Common Shares shall be issued under this Plan until it has been approved, directly or indirectly, by the affirmative votes of the holders of a majority of the securities of the Company present, or represented, and entitled to vote at a meeting duly held in accordance with the laws of the State of Delaware.

SECTION 10. No Rights as Stockholder and Rights of Directors.

               Neither the recipient of an Option under this Plan nor an Optionee's successor or successors in interest shall have rights as a stockholder of the Company with respect to any Common Shares subject to an Option granted to such person until the date of issuance of a stock certificate for such Common Shares. Neither this Plan, nor the granting of an Option hereunder, nor any other action taken pursuant to this Plan shall constitute or be evidence of any agreement or understanding, express or implied, that a Director has a right to continue as a Director for any period of time or at any particular rate of compensation.

SECTION 11. Governing Law.

               This Plan and all rights and obligations under this Plan shall be construed in accordance with and governed by the laws of the State of Delaware.



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